UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2008

EVERCORE PARTNERS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32975	20-4748747
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

55 East 52nd Street, 43rd Floor
New York, New York		10055
(Address of principal executive offices)		(Zip Code)

(212) 857-3100
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))
  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

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Item 3.02. Unregistered Sales of Equity Securities

     (a) In connection with the acquisition of all of the outstanding share capital of Braveheart Financial Services Limited (“Braveheart”), pursuant to the sale and purchase agreement, dated July 31, 2006, by and among the Evercore Partners Inc. (the “Company”), Bernard J. Taylor and Julian P. Oakley (the “Purchase Agreement”), as amended by the Closing Agreement, dated December 19, 2006 by and among Bernard J. Taylor, Julian P. Oakley and the Company (the “Closing Agreement”), an additional aggregate of 590,607 shares of the Company’s Class A Common Stock were available for issuance to Mr. Taylor and Mr. Oakley as additional consideration for the ordinary shares of Braveheart at any time prior to the seventh anniversary of the Closing Agreement based on the Company’s assessment of the success and anticipated future performance of the Braveheart business following the closing of the acquisition. As previously disclosed, on April 5, 2007, in accordance with the Purchase Agreement and the Closing Agreement, the Company issued Bernard J. Taylor, who became an executive officer of the Company in connection with the Company’s acquisition of Braveheart, and Julian P. Oakley 127,000 and 32,000 shares of Class A Common Stock of the Company, respectively, as additional consideration for the acquisition of Braveheart. The shares were issued under the exemption from registration provided in Section 4(2) of the Securities Act on the basis that the issuance did not involve any public offering.

     On March 13, 2008, in accordance with the Purchase Agreement and the Closing Agreement, the Company issued Bernard J. Taylor and Julian P. Oakley 344,186 and 87,421 shares of Class A Common Stock of the Company, respectively, as additional consideration after considering and assessing the success and anticipated future performance of the Braveheart business since the closing of the acquisition of Braveheart. The shares were issued under the exemption from registration provided in Section 4(2) of the Securities Act on the basis that the issuance did not involve any public offering. This issuance of shares represents the final payment of shares of Class A Common Stock payable by the Company in connection with the acquisition of Braveheart under the Purchase Agreement.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERCORE PARTNERS INC.

Date: March 19, 2008	By:	/s/ Adam B. Frankel

Adam B. Frankel
	Title:	General Counsel

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